Exhibit 99.4

FORM OF LETTER TO CLIENTS OF NOMINEE HOLDERS

Re:	ICO Global Communications (Holdings) Limited — Approximately 42,870,000 Shares of Class A common stock Offered Pursuant to Rights Distributed to Stockholders

February 17, 2010

THE RIGHTS OFFERING SUBSCRIPTION PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON MARCH 9, 2010, UNLESS EXTENDED BY ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED.

To Our Clients:

This notice is being distributed by ICO Global Communications (Holdings) Limited (the “Company”) to all holders of record of shares of its Class A common stock, par value $0.01 per share, and its Class B common stock, par value $0.01 per share, as of 5:00 p.m., New York time, on February 8, 2010 (the “Record Date”), in connection with an offering (the “Rights Offering”) of non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Class A common stock. The Rights, the Rights Offering and the Class A common stock to be received upon exercise of the Rights are described in the Company’s enclosed Prospectus Supplement, dated February 17, 2010 (the “Supplement”).

In the Rights Offering, the Company is offering an aggregate of approximately 42,870,000 shares of its Class A common stock, as described in the Supplement.

You will receive one Right for each share of Class A common stock and one Right for each share of Class B common stock owned as of the Record Date. Each Right will entitle you to purchase 0.2056 of a share of Class A Common Stock (the “Basic Subscription Privilege”) at the cash price of $0.70 per share (the “Subscription Price”). In addition, each holder of Rights that exercises its Basic Subscription Privilege in full will be eligible to purchase any portion of the shares of Class A common stock not purchased by other stockholders of the Company through the exercise of their Basic Subscription Privilege at the same Subscription Price of $0.70 per share (the “Over-Subscription Privilege”). If over-subscription requests exceed the number of shares of Class A common stock available for purchase in the Rights Offering, the Company will allocate the available shares of Class A common stock pro rata among each stockholder that exercises the Over-Subscription Privilege in proportion to the number of shares of Class A common stock and/or Class B common stock owned by such stockholder on the Record Date, relative to the number of shares owned on the Record Date by all stockholders exercising the Over-Subscription Privilege. Fractional shares will not be issued in the Rights Offering. Fractional shares will be rounded up to the nearest whole number, with the total subscription payment being adjusted accordingly. We have arranged for standby purchasers to purchase any shares of Class A common stock that are not purchased by our other stockholders in the Rights Offering, up to an aggregate maximum commitment of approximately $30 million, subject to certain conditions. We will honor first the Basic Subscription Privileges and Over-Subscription Privileges of stockholders as of the Record Date before purchases are made pursuant to these standby purchase arrangements.

The Rights will expire if they are not exercised by 5:00 p.m., New York time, on March 9, 2010, unless the Company extends the Rights Offering period as described in the Supplement (such date and time, as it may be extended, the “Expiration Date”). The Company has no current intention of extending the Expiration Date. All exercises of the Rights are irrevocable. You should read the Supplement carefully before deciding whether to exercise your Rights.

Enclosed for your consideration are copies of the following documents:

1.	The Supplement;

2.	Instructions for Use of ICO Global Communications (Holdings) Limited Subscription Rights Certificates; and

3.	A return envelope addressed to us.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK HELD BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY BE MADE ONLY BY THE

RECORD OWNER OF YOUR SHARES AND PURSUANT TO YOUR INSTRUCTIONS AS DELIVERED BY US TO THE RECORD HOLDER. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Class A common stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Supplement. We urge you to read the Supplement carefully before instructing us whether to cause the exercise of your Rights and for how many shares of Class A common stock.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., New York time, on the Expiration Date. Subscriptions are irrevocable.

If you wish to have us, on your behalf, exercise the Rights for any shares of Class A common stock to which you are entitled, please so instruct us by completing, executing and returning to us the enclosed Beneficial Owner Election Form in the accompanying return envelope. Delivery of the Beneficial Owner Election Form to an address other than as set forth on the accompanying return envelope does not constitute a valid delivery.

Additional copies of the enclosed materials may be obtained from BNY Mellon Shareowner Services, the subscription agent for this Rights Offering, at 480 Washington Blvd., Jersey City, New Jersey 07310. You may call BNY Mellon Shareowner Services at (866) 289-2089 (Toll Free) from within U.S., Canada or Puerto Rico and at (201) 680-6579 (Collect) from outside the U.S., Canada or Puerto Rico.

BENEFICIAL OWNER ELECTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of shares of Class A common stock, par value $0.01 per share, of ICO Global Communications (Holdings) Limited (the “Company”).

1. OFFERING INSTRUCTIONS:

This will instruct you whether to subscribe for additional shares of the Class A common stock of the Company with respect to shares held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Supplement, as applicable.

Box 1. ☐	Please do not exercise subscription entitlement.

Box 2. ☐	Please exercise my subscription entitlement as set forth below:

____________________________x	=		x	$0.70	= $______________________
(no. of subscription rights exercised)		(no. of new shares purchased, rounded up to the nearest whole share)		(per share)	(total subscription price)

Example: If you own 1,000 shares of Class A common stock, your basic subscription privilege entitles you to purchase 205.6 new shares of Class A common stock (rounded up to the nearest whole share, for a total of 206 shares). Each new share may be purchased at $0.70 per share, for a total subscription price of $144.20. In addition, you may subscribe for additional shares of Class A common stock in excess of the shares you are entitled to purchase, each for $0.70 per share. See the description of the Over-Subscription Privilege in the Supplement.

2. PAYMENT:

Box 3. ☐	Payment in the amount of $ (the total subscription price) by certified or cashier’s check or bank draft payable to BNY Mellon Shareowner Services is enclosed.

Box 4. ☐	Please deduct payment from the following account maintained by you as follows:

Type of Account:  __________________________________

Account Number: __________________________________

Amount to be deducted: $_____________________________ (the total subscription price)

3. SUBSCRIPTION AUTHORIZATION:

I acknowledge that I have received the Supplement for this offering of subscription rights and I hereby exercise such Rights for the number of shares indicated above on the terms and conditions specified in the Supplement.

Signature(s) of subscriber(s):

Print Name:	Print Name:

Telephone No:	Telephone No.:

Date: ____________________, 2010	Date: ____________________, 2010